Exhibit 99.1

Tripadvisor Enters into Agreement to Sell TheFork to American Express for $700 Million

Transaction highlights the value of Tripadvisor’s portfolio and enables greater focus on experiences

NEEDHAM, Mass., June 15, 2026 (PRNewswire) — Tripadvisor, Inc. (NASDAQ: TRIP) (the “Company”) today announced it has entered into a put option agreement to sell TheFork, its online restaurant reservation and management platform in Europe, to American Express for $700 million in an all-cash transaction.

The agreement follows Tripadvisor’s February 2026 announcement that it would explore strategic alternatives for TheFork. It recognizes the value created in the business over more than a decade, and allows Tripadvisor to focus even more fully on its Experiences strategy.

“This agreement reflects two things we believe deeply: the tangible value across Tripadvisor Group’s portfolio and our ongoing focus on the opportunity we see ahead in Experiences,” said Matt Goldberg, CEO, Tripadvisor Group. “We’re proud of what we’ve built with TheFork and grateful for the team’s work to secure a leading position in European dining. I’m confident that we’ve found an ideal home for them and look forward to expanding our relationship with American Express in the future.”

The transaction is expected to provide Tripadvisor with significant flexibility to accelerate its capital return policy, maintain a well-capitalized balance sheet, and continue investing in its Experiences business to drive shareholder value. The companies also see opportunities to build on their existing relationship and deliver additional value to travelers over time.

“In addition to welcoming TheFork to the American Express family, we’re excited about the opportunity to deepen our relationship with Tripadvisor going forward,” said Stephen Squeri, Chairman and CEO, American Express. “By building on our shared strengths across dining, travel, and experiences, we have opportunities to create even greater value for customers and partners.”

The proposed transaction is expected to close before the end of 2026, subject to labor consultation and customary closing conditions, including regulatory approvals. The Company anticipates minimal tax cost from the sale of TheFork, with net proceeds expected to closely approximate the gross proceeds. Potential uses of proceeds include share repurchases, debt paydown, or inorganic investment within the experiences category.

As of the first quarter of 2026, the Company’s last reported period, the last twelve-month revenue for TheFork was $232 million and adjusted EBITDA for TheFork segment for the same period was $28 million.

Advisors

Goldman Sachs served as financial advisor and Goodwin Procter LLP and Reed Smith LLP served as legal advisors to Tripadvisor and TheFork.

Note on Segment Adjusted EBITDA

We refer to segment adjusted EBITDA as a measure of segment profitability because it is the measure of profit or loss for our reportable segments provided to our Chief Operating Decision Maker (CODM) in accordance with U.S. GAAP for segment reporting. Segment adjusted EBITDA is a key performance measure used by our CODM and Board of Directors to evaluate our individual operating segments. We define adjusted EBITDA as net income (loss) plus: (1) (provision) benefit for income taxes; (2) other income (expense), net; (3) depreciation and amortization; (4) stock-based compensation; (5) goodwill, long-lived asset, and intangible asset impairments; (6) legal reserves, settlements and other (including indirect tax reserves related to audit settlements and the impact of one-time changes resulting from enacted indirect tax legislation); (7) restructuring and other related reorganization costs; (8) transaction related expenses (including non-operational costs related to significant shareholder activism, which includes third-party advisory, legal, and other professional fees); and (9) non-recurring expenses and income unusual in nature or infrequently occurring.

About Tripadvisor, Inc.

The Tripadvisor Group connects people to experiences worth sharing, and aims to be the world’s most trusted source for travel and experiences. We leverage our brands, technology, and capabilities to connect our global audience with partners through rich content, travel guidance, and two-sided marketplaces for experiences, restaurants, and other travel categories such as hotels. The subsidiaries of Tripadvisor, Inc. (Nasdaq: TRIP), include a portfolio of travel brands and businesses, including Tripadvisor, Viator, and TheFork.

Cautionary Note Regarding Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding the proposed sale of Tripadvisor’s TheFork business to American Express, the anticipated benefits, related agreements and timing of the transaction and potential uses of proceeds. Forward-looking statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially.

Key factors that could cause such differences include: whether or when the required employee works council consultation processes are completed; the ability of the parties to successfully execute a definitive purchase agreement following exercise of the put option; the satisfaction of closing conditions, including obtaining regulatory and antitrust approvals; difficulties or unexpected costs relating to segregating the integrated technology data and platform of TheFork from our retained operations and anticipated benefits for Tripadvisor as a result of the proposed transaction do not fully materialize; risks related to disruption of management time; the operational risk of running our core business without the integrated data platform of TheFork; and the potential for material adjustments to net working capital or unforeseen tax consequences related to the divestiture. Tripadvisor expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect any change in Tripadvisor’s expectations with regard thereto or any change in events, conditions or circumstances on which such statement is based. Please refer to the publicly filed documents of Tripadvisor, including its most recent Forms 10-K and 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports Tripadvisor subsequently filed with the SEC, for additional information about Tripadvisor and about the risks and uncertainties related to Tripadvisor’s business which may affect the statements in this release.

Investor relations contact

ir@tripadvisor.com

Media contact

northamericapr@tripadvisor.com

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